                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 1997 and April 4, 1997 relating to the combined financial statements of Mac-Gray Co. Inc. and Mac-Gray L.P. and our report dated May 2, 1997 relating to the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., which appear in the Registration Statement on Form S-1 (File No. 333-33669). We also consent to the references to us under the headings "Experts" and "Selected Historical Combined Financial Data" in such Registration Statement on Form S-1. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Combined Financial Data."


/s/ Price Waterhouse LLP
-------------------------
Price Waterhouse LLP
Boston, Massachusetts
January 8, 1998